SUBSIDIARIES OF 1st INTERNET GROUP, INC.


1st Internet Group, Inc. owns 100% of the outstanding common stock of the following Florida corporations:


Discount Institutional Brokerage, Inc. was incorporated on June 14, 1995. On June 25, 1995, Discount Institutional Brokerage, Inc. changed its name to Fidelity Discount Investments, Inc. On August 4, 1995, Fidelity Discount Investments, Inc. changed its name to the present name of 1st Discount Brokerage, Inc., under which it operates.

1st Discount Insurance, Inc. was incorporated on January 3, 1996.

Corporate Accounting Group, Inc. was incorporated on January 22,
1991.